Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is dated as of the 24th day of October, 2005, by and between Cost Plus, Inc., a California corporation (“Cost Plus”), and Barry J. Feld, the undersigned Executive (“Mr. Feld”) and is effective as of October 24, 2005.

Recitals

Cost Plus desires to retain the services of Mr. Feld, and Mr. Feld desires to be employed by Cost Plus, on the terms and subject to the conditions set forth in this Agreement. This Agreement amends and supersedes the employment agreement entered into between Cost Plus and Mr. Feld dated October 24, 2005;

NOW, THEREFORE, in consideration of the foregoing recital and the respective undertakings of Cost Plus and Mr. Feld set forth below, Cost Plus and Mr. Feld agree as follows:

1. Employment.

(a) Duties. Cost Plus agrees to employ Mr. Feld as Chief Executive Officer and President. Mr. Feld agrees to perform such reasonable responsibilities and duties as may be required of him by Cost Plus provided, however, that the Board of Directors of Cost Plus (the “Board”) shall have the right to revise such responsibilities from time to time as the Board may deem appropriate. Mr. Feld shall carry out his duties and responsibilities hereunder in a diligent and competent manner and shall devote his full business time, attention, and energy thereto. Mr. Feld shall report directly to the Board and shall continue to serve as a member of the Board, subject to any required stockholder approval. Mr. Feld understands that Fredric M. Roberts has been appointed to a two-year term ending March 8, 2007 as non-executive Chairman of the Board and shall continue to serve as non-executive Chairman of the Board until the Board shall designate a successor. Mr. Feld hereby resigns his positions as a member of the Audit, Compensation, Nominating and Real Estate Committees of the Board.

(b) Term of Employment. Subject to the right of Cost Plus to terminate Mr. Feld’s employment earlier, in which case Mr. Feld shall be entitled to the benefits provided for in Section 3 of this Agreement, Cost Plus shall employ Mr. Feld for a term of four (4) years commencing on the date of this Agreement (the “Employment Term”).

2. Compensation and Benefits.

(a) Base Compensation. Cost Plus shall pay Mr. Feld as compensation for his services a base salary at the annualized rate of Six Hundred Seventy-Five Thousand Dollars ($675,000) for the first year of this Agreement. The Board shall review Mr. Feld’s base salary then in effect at least annually and make such increases as the Board may approve in its sole discretion. Such base salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Cost Plus payroll practices. The annual compensation specified in this Section 2(a), together with any increases in such compensation, is referred to in this Agreement as “Base Compensation.” The fees that Mr. Feld has been receiving for his services as a director shall terminate upon the commencement of the Employment Term, and he shall receive no separate fees for his services as a director during the Employment Term. Mr. Feld acknowledges that he has been paid all fees and expenses owing to him for his services as a director prior to the Employment Term.

(b) Bonus.

(i) Commencing with the 2006 fiscal year, Mr. Feld shall be eligible for an annual bonus target of no less than seventy percent (70%) of his Base Compensation upon achievement of financial and other goals under the Cost Plus Cash Plus Bonus Plan or any successor plan, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). In accordance with standard Cost Plus policies, Mr. Feld shall be eligible for an annual bonus payout above the target percentage upon exceptional achievement in exceeding the financial goals established by the Board or Compensation Committee. The Board or the Compensation Committee may increase the target bonus in any subsequent year or years in its sole discretion.

(ii) The bonus period shall begin with Cost Plus’s 2006 fiscal year. Each fiscal year’s bonus shall be based on Mr. Feld’s salary for that fiscal year, and will be payable promptly after the close of that fiscal year, but no later than the fifteenth day of the third month of Cost Plus’s following taxable year.

(c) Executive Benefits. Mr. Feld shall be eligible to participate in the employee benefit plans that are available or that become available, in the discretion of Cost Plus, to other executives of Cost Plus, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

(d) Vacation. Mr. Feld shall be entitled to four (4) weeks of vacation per year.

(e) Stock Options. Not later than the close of business on the second day of the Employment Term, Cost Plus shall grant Mr. Feld an option (the “Option”) to purchase 200,000 shares of the Company’s Common Stock under the Company’s 2004 Stock Plan. The per share exercise price for the Option shall be equal to the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The term of the Option shall be seven (7) years and the Option shall vest at a rate of twenty-five percent (25%) per year on the anniversary of the grant date. Mr. Feld shall be eligible in the future for options to purchase Cost Plus’s Common Stock or other stock incentives as may be granted by the Board or the Compensation Committee in its sole discretion. The terms and conditions of any options granted to Mr. Feld shall be established by the Board or the Compensation Committee in its sole discretion, subject to Section 3(a)(iv) of this Agreement and the terms of the applicable stock option plan under which the options are granted. All options granted to Mr. Feld in his capacity as a director before the date of this Agreement shall continue in accordance with the original terms of those options.

(f) Relocation Expenses.

(i) Cost Plus shall promptly reimburse Mr. Feld for the following costs to relocate himself and his family to the San Francisco Bay Area:

(A) Reasonable cost of temporary housing for up to eighteen (18) months from the date of this Agreement;

(B) Reasonable expenses of his travel to and from his present residence in North Carolina up to two times each month while his family is still resident in North Carolina and the reasonable expenses of “house hunting” trips to the San Francisco Bay Area for his wife and family; and

(C) Reasonable costs associated with moving household furnishings, automobiles and personal effects.

(D) The Company shall also pay to Mr. Feld a full gross-up amount sufficient to cover the additional federal, state and municipal income and employment taxes imposed upon Mr. Feld by virtue of the payments provided for in this Section 2(f)(i) and the gross-up payments on such amounts, so that Mr. Feld is in the same economic position as if the provision of such benefits did not result in imputed income. Mr. Feld agrees to provide the Company or its agents, upon written request, with sufficient information to accurately calculate the amount of the full gross-up payments due.

(ii) In order to compensate him for the higher cost of housing in the San Francisco Bay Area, Cost Plus shall pay Mr. Feld upon the commencement of the Employment Term a one-time payment of $750,000, subject to deductions for applicable withholding and other taxes. In the event Mr. Feld voluntarily resigns from his employment with Cost Plus prior to the end of the Employment Term, he shall promptly repay to Cost Plus a pro rata portion of the $750,000 payment computed by multiplying $750,000 by a fraction the numerator of which shall be the number of days remaining in the Employment Term and the denominator of which shall be the total number of days in the full Employment Term.

3. Severance Payments.

(a) Involuntary Termination. If Mr. Feld’s employment terminates as a result of an Involuntary Termination other than for Cause during the Employment Term, Cost Plus shall pay or provide Mr. Feld with the following in full satisfaction of its obligations to Mr. Feld under this Agreement (subject to Mr. Feld executing and not revoking a Release of Claims):

(i) the balance of his then current Base Compensation for the remainder of the four-year Employment Term, payable in substantially equal installments in accordance with Cost Plus’s standard payroll practice;

(ii) a lump-sum amount equal to one hundred percent (100%) of Mr. Feld’s target bonus for the year of termination multiplied by a fraction where the numerator is the number of days in the applicable bonus period prior to Mr. Feld’s termination and the denominator is the number of days in the bonus period, payable within thirty (30) days after termination of employment, except as provided below;

(iii) to the extent eligible on the date of termination, a lump-sum amount equal to the reasonable cost of providing Mr. Feld and his covered dependents, at no additional after-tax cost to Mr. Feld than Mr. Feld would have as an employee of Cost Plus, health, life insurance and disability insurance plans for the balance of the four-year Employment Term, as determined by Cost Plus in its sole discretion;

(iv) all stock options granted to Mr. Feld during the Employment Term shall vest in full so as to become fully exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination; and

(v) any unpaid base salary due for periods prior to the date of termination, all accrued and unused vacation through the date of termination, and following submission of proper expense reports, reimbursement for all expenses Mr. Feld reasonably and necessarily incurred in connection with the business of Cost Plus prior to termination (the “Accrued Benefits”).

To the extent required by Code Section 409A, the payments described in Sections (i) through (iii) above shall be paid no earlier than six (6) months and one (1) day following the date of Mr. Feld’s termination.

(b) Termination in the Event of Disability. If Mr. Feld’s employment terminates as a result of his Disability during the Employment Term, Cost Plus shall pay or provide Mr. Feld with the following:

(i) the balance of his then current Base Compensation for the remainder of the four-year Employment Term, payable in substantially equal installments in accordance with Cost Plus’s standard payroll practice;

(ii) a lump-sum amount equal to one hundred percent (100%) of Mr. Feld’s target bonus for the year of termination multiplied by a fraction where the numerator is the number of days in the applicable bonus period prior to Mr. Feld’s termination and the denominator is the number of days in the bonus period, payable within thirty (30) days after termination of employment, except as provided below;

(iii) to the extent eligible on the date of termination, a lump-sum amount equal to the reasonable cost of providing Mr. Feld and his covered dependents, at no additional after-tax cost to Mr. Feld than Mr. Feld would have as an employee of Cost Plus, health and life insurance plans for the balance of the four-year Employment Term, as determined by Cost Plus in its sole discretion; and

(iv) any Accrued Benefits.

Notwithstanding any contrary provision of this Agreement, Mr. Feld shall continue to receive the payments and benefits described in Section 2 of this Agreement or otherwise payable in connection with his employment with Cost Plus during the term of any Disability Period (as defined in Section 7(c)); provided, however, to the extent required by Code Section 409A, the payments described in Section 2 of this Agreement and Sections (i) through (iii) above shall be paid no earlier than six (6) months and one (1) day following the date of Mr. Feld’s termination. The payments described in Sections (i) through (iv) above shall be in addition to any benefits available to Mr. Feld under disability or other insurance provided by Cost Plus.

(c) Termination in the Event of Death. If Mr. Feld’s employment terminates as a result of his death during the Employment Term, Cost Plus shall pay or provide Mr. Feld’s beneficiary(ies) or estate with the following:

(i) the balance of his then current Base Compensation for the remainder of the four-year Employment Term, payable in substantially equal installments in accordance with Cost Plus’s standard payroll practice;

(ii) a lump-sum amount equal to one hundred percent (100%) of Mr. Feld’s target bonus for the year of death multiplied by a fraction where the numerator is the number of days in the bonus period prior to Mr. Feld’s death and the denominator is the number of days in the bonus period, payable within thirty (30) days after death, except as provided below;

(iii) to the extent eligible on the date of death, a lump-sum amount equal to the reasonable cost of providing Mr. Feld’s covered dependents, at no additional after-tax cost to Mr. Feld than Mr. Feld would have as an employee of Cost Plus, health plans for the balance of the four-year Employment Term, as determined by Cost Plus in its sole discretion; and

(iv) any Accrued Benefits.

To the extent required by Code Section 409A, the payments described in Sections (i) through (iii) above shall be paid no earlier than six (6) months and one (1) day following the date of Mr. Feld’s termination. The payments described in Sections (i) through (iv) above shall be in addition to any benefits available to Mr. Feld’s beneficiaries or estate under life or other insurance provided by Cost Plus.

(d) Death After Termination of Employment. In the event that Mr. Feld should die after termination of his employment, his beneficiary(ies) or estate shall receive all severance pay, transition payments, employee benefits, bonuses, and stock options to which Mr. Feld would be entitled under this Agreement and under the terms of the applicable stock option plans and agreements governing Mr. Feld’s stock options.

(e) Voluntary Termination or Termination for Cause. If Mr. Feld voluntarily terminates employment with Cost Plus at any time during the Employment Term or if Mr. Feld’s employment with Cost Plus is terminated at any time for Cause, Mr. Feld shall not be entitled to any additional payments or benefits hereunder, other than any Accrued Benefits.

(f) Limitation on Severance Payments and Benefits. Notwithstanding anything to the contrary in this Agreement, the severance payments and benefits provided in this Section 3 shall cease if Mr. Feld, on his own behalf, or as owner, manager, advisor, principal, agent, partner, consultant, director, officer, stockholder or employee of any business entity, participates in the development or provision of goods or services that are directly or indirectly competitive with goods or services provided (or proposed to be provided) by Cost Plus without the express written authorization of Cost Plus; provided, however, that it will not be a violation of this Section 3(f) for Mr. Feld to acquire an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

4. Golden Parachute Excise Tax Gross-Up. In the event that the severance payments and other benefits provided for in this Agreement or otherwise payable to Mr. Feld constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Feld shall receive (i) a payment from Cost Plus sufficient to pay such excise tax, and (ii) an additional payment from Cost Plus sufficient to pay the excise tax and federal and state income taxes arising from the payments made by Cost Plus to Mr. Feld pursuant to this sentence. Unless Cost Plus and Mr. Feld otherwise agree in writing, the determination of Mr. Feld’s excise tax liability and the amount required to be paid under this Section shall be made in writing by the accounting firm that prepares Cost Plus’s tax returns (the “Accountants”). In the event that the excise tax incurred by Mr. Feld is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, Cost Plus and Mr. Feld agree to make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Mr. Feld under this Section 4, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Mr. Feld. Any such additional payments will be made by no later than the fifteenth day of the third month of Cost Plus’s taxable year following the taxable year during which the IRS makes such determination. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. Cost Plus and Mr. Feld shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Cost Plus shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Covenant Not to Solicit.

(a) Until the later of (i) five (5) years after the date of this Agreement, or (ii) one year after termination of Mr. Feld’s employment, upon the termination of Mr. Feld’s employment with Cost Plus for any reason, Mr. Feld agrees that he shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of Cost Plus, or cause an employee to leave their employment either for Mr. Feld or for any other entity or person.

(b) Mr. Feld represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these provisions.

6. Confidential Information.

(a) Company Information. Mr. Feld agrees at all times during the Employment Term and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Cost Plus, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Cost Plus, any Confidential Information of Cost Plus. Mr. Feld understands that “Confidential Information” means any Cost Plus proprietary information, trade secrets or know-how, including, but not limited to, market research, product plans, products, services, customer lists and customers (including, but not limited to, customers of Cost Plus to whom Mr. Feld becomes acquainted during the term of his employment), markets, developments, marketing, finances or other business information disclosed to Mr. Feld by Cost Plus either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Mr. Feld further understands that Confidential Information does not include any information that has become publicly known and made generally available through no wrongful act of Mr. Feld or of others who were under confidentiality obligations as to that information.

(b) Third Party Information. Mr. Feld recognizes that Cost Plus has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Cost Plus’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Mr. Feld agrees to hold all such confidential or proprietary information in accordance with Cost Plus’s agreement with such third party. Mr. Feld also agrees not to disclose such information to any person, firm or corporation or to use it except as necessary in carrying out his work for Cost Plus consistent with Cost Plus’s agreement with such third party.

7. Definitions. As used herein, the terms

(a) Cause. “Cause” shall mean:

(i) Mr. Feld has engaged in willful and material misconduct, including willful and material failure to perform his duties as an officer or employee of Cost Plus or a material breach of this Agreement and has failed to “cure” such default within thirty (30) days after receipt of written notice of default from Cost Plus;

(ii) The commission of an act of fraud or embezzlement resulting in loss, damage or injury to Cost Plus, whether directly or indirectly;

(iii) Mr. Feld’s use of narcotics, liquor or illicit drugs has had a detrimental effect on the performance of his employment responsibilities, as determined by Cost Plus’s Board of Directors;

(iv) Mr. Feld’s violation of Sections 5 or 6 or this Agreement;

(v) The arrest, indictment or filing of charges relating to a felony or misdemeanor, either in connection with the performance of Mr. Feld’s obligations to Cost Plus or that shall adversely affect his ability to perform such obligations;

(vi) Gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of the Agreement or any other agreement in favor of Cost Plus; or

(vii) The commission of an act constituting unfair competition with Cost Plus or inducing any vendor or supplier of Cost Plus to break a contract with Cost Plus.

(b) Involuntary Termination. “Involuntary Termination” shall mean:

(i) termination by Cost Plus of Mr. Feld’s employment with Cost Plus for any reason other than Cause;

(ii) a material reduction in Mr. Feld’s Base Compensation (not including bonus), other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

(iii) a material reduction by Cost Plus in the kind or level of employee benefits (other than salary and bonus) to which Mr. Feld is entitled immediately prior to such reduction with the result that his overall benefits package (other than salary and bonus) is substantially reduced (other than any such reduction applicable to officers of Cost Plus generally);

(iv) a material reduction in Mr. Feld’s title, duties, responsibilities, or authority; or

(v) any material breach by Cost Plus of any material provision of this Agreement that continues uncured for thirty (30) days following notice thereof;

provided, however, none of the foregoing shall constitute Involuntary Termination to the extent Mr. Feld has voluntarily agreed thereto.

(c) Disability. “Disability” shall mean that Mr. Feld is unable, as the result of physical or mental incapacity, to perform his material duties under this Agreement for a period of at least six (6) consecutive months. The period of time during which Mr. Feld is unable to perform his duties prior to termination of his employment under this provision shall be the “Disability Period”. Any question as to the existence of Mr. Feld’s Disability shall be determined by an independent physician acceptable to Cost Plus and Mr. Feld. If the parties cannot agree on such physician, the determination shall be made by a consensus of three physicians of recognized standing selected, one selected by Cost Plus in good faith, the second selected by Mr. Feld in good faith and the third selected by the other two physicians in good faith.

(d) Release of Claims. “Release of Claims” shall mean a waiver by Mr. Feld of all claims, causes of action and obligations against Cost Plus or its employees relating to Mr. Feld’s employment in a form substantially similar to Exhibit A to this Agreement. Such Release of Claims shall not release Cost Plus from its obligations under the Amended and Restated Indemnification Agreement between Mr. Feld and Cost Plus.

(e) Permitted Employment. “Permitted Employment” shall mean, subject to Section 3(f), an employment or consulting arrangement with another employer that requires service of not more than fifty (50) hours per month, board memberships or any other arrangement as approved in writing by the Board.

8. Prior Agreements. Mr. Feld represents that Mr. Feld has not entered into any agreements, understandings, or arrangements with any person or entity that he would breach as a result of, or that would in any way preclude or prohibit him from, entering into this Agreement with Cost Plus or performing any of the duties and responsibilities provided for in this Agreement.

9. Conflicting Employment. Mr. Feld agrees that, during the Employment Term, without the consent of the Board, he will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Cost Plus is now involved or becomes involved during the Employment Term, nor will he engage in any other activities that conflict with his obligations to Cost Plus.

10. Returning Company Documents. Mr. Feld agrees that, at the time of leaving the employ of Cost Plus, he will deliver to Cost Plus (and will not keep in his possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Mr. Feld pursuant to his employment with Cost Plus or otherwise belonging to Cost Plus, its successors, or assigns.

11. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

If to Mr. Feld, at the address set forth below his signature at the end hereof.

If to Cost Plus:

200 Fourth Street

Oakland, California 94607

Attn: Joan Fujii, Executive Vice President, HR

or to such other address as any party hereto may designate by notice given as herein provided.

12. Governing Law. This Employment Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws, and not the choice of law rules, of California.

13. Amendments. This Employment Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

14. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

15. Successors.

(a) Company’s Successors. Any successor to Cost Plus (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Cost Plus’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Cost Plus would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Cost Plus” shall include any successor to Cost Plus’s business and/or assets that executes and delivers the assumption agreement described in this subsection (a) or that becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Mr. Feld hereunder shall inure to the benefit of, and be enforceable by, Mr. Feld’s personal or legal representatives, executors, administrators, successor, heirs, distributes, devisees or legatees.

16. Entire Agreement. This Agreement, any outstanding stock option agreements between Cost Plus and Mr. Feld, and the Amended and Restated Indemnification Agreement between Cost Plus and Mr. Feld (the “Indemnification Agreement”), shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) not expressly set forth in this Agreement, the outstanding stock option agreements and the Indemnification Agreement have been made or entered into by either party with respect to the relevant subject matter hereof.

17. Mediation. Mr. Feld and Cost Plus agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, shall first be submitted to mediation. The mediation shall be conducted within forty-five (45) days of either party notifying the other of a dispute or controversy regarding this Agreement or Mr. Feld’s employment relationship with Cost Plus. Unless otherwise provided for by law, Cost Plus and Mr. Feld shall each pay half the costs and expenses of the mediation.

18. Arbitration.

(a) In the event mediation pursuant to Section 17 fails to resolve a dispute or controversy, Mr. Feld and Cost Plus agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Oakland, California under the National Rules for the Resolution of Employment Disputes supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”). The parties shall be entitled to conduct discovery pursuant to the California Code of Civil Procedure. The arbitrator may regulate the timing and sequence of such discovery and shall decide any discovery disputes or controversies between the parties. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.

(c) Unless otherwise provided for by law, Cost Plus will pay for any administrative or hearing fees of such arbitration, except that Mr. Feld shall pay the first $200.00 of any filing fees associated with any arbitration Mr. Feld initiates.

(d) MR. FELD HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. MR. FELD UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, MR. FELD AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

19. Code Section 409A. This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

20. Counterparts. This Employment Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

21. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COST PLUS, INC.

By:	/s/ JOAN S. FUJII
Joan S. Fujii,
Executive Vice President, Human Resources

BARRY J. FELD

/s/ BARRY FELD
(Signature)

(Print Address)

(Print Telephone Number)

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Agreement”) is made by and between Cost Plus, Inc. (“Cost Plus”), and Barry J. Feld, the undersigned Executive (“Mr. Feld).

WHEREAS, Mr. Feld was employed by Cost Plus;

WHEREAS, Cost Plus and Mr. Feld have entered into an Employment Agreement, dated as of                              (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, Cost Plus and Mr. Feld hereby agree as follows:

1. Termination. Mr. Feld’s employment from Cost Plus terminated on                                         .

2. Consideration. Subject to and in consideration of Mr. Feld’s release of claims as provided herein, Cost Plus has agreed to pay Mr. Feld certain payments and benefits as set forth in the Employment Agreement.

3. Payment of Accrued Salary and Benefits. Mr. Feld acknowledges and represents that Cost Plus has paid all salary, wages, accrued vacation, business expenses and any and all other benefits due Mr. Feld through the effective date of this Agreement.

4. Release of Claims. The parties agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the following, this release does not extend to (i) any claims based upon obligations under the Employment Agreement that survive termination of Mr. Feld’s employment with Cost Plus, (ii) any claims based upon obligations under the Amended and Restated Indemnification Agreement between Mr. Feld and Cost Plus, (iii) any claims based upon obligations incurred under this Agreement, and (iv) any pending workers’ compensation claims.

Mr. Feld agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Mr. Feld by Cost Plus and its officers, managers, supervisors, agents and employees. Mr. Feld, on his own behalf, and on behalf of his respective heirs, representatives, family members, executors, agents, and assigns, hereby fully and forever releases Cost Plus and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Mr. Feld may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Mr. Feld’s employment relationship with Cost Plus and the termination of that relationship;

(b) any and all claims relating to, or arising from, Mr. Feld’s right to purchase, or actual purchase of shares of stock of Cost Plus, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Mr. Feld as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

5. Acknowledgement of Waiver of Claims Under ADEA. Mr. Feld acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Mr. Feld and Cost Plus agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Mr. Feld acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Mr. Feld was already entitled. Mr. Feld further acknowledges that he/she has been advised by this writing that

(a) he/she should consult with an attorney prior to executing this Agreement;

(b) he/she has up to twenty-one (21) days within which to consider this Agreement;

(c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Mr. Feld from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6. Civil Code Section 1542. The parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Mr. Feld acknowledges that he has had the opportunity to seek the advice of legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Feld, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Mr. Feld represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against Cost Plus or any other person or entity referred to herein. Mr. Feld also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against Cost Plus or any other person or entity referred to herein.

8. Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

9. Arbitration. The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Alameda County before the American Arbitration Association under its National Rules for the Resolution of Employment

Disputes. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to the obligations under this Agreement and the agreements incorporated herein by reference.

10. Authority. Cost Plus represents and warrants that the undersigned has the authority to act on behalf of Cost Plus and to bind Cost Plus and all who may claim through it to the terms and conditions of this Agreement. Mr. Feld represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

11. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.

13. Entire Agreement. This Agreement and the Employment Agreement and the agreements and plans referenced therein represent the entire agreement and understanding between Cost Plus and Mr. Feld concerning the subject matter of this Agreement and Mr. Feld’s relationship with Cost Plus, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Mr. Feld’s relationship with Cost Plus.

14. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.

15. Attorneys’ Fees. In the event that either party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

16. Effective Date. This Agreement is effective after it has been signed by both Parties and after eight (8) days have passed since Mr. Feld has signed the Agreement (the “Effective Date”), unless revoked by Mr. Feld within seven (7) days after the date the Agreement was signed by Mr. Feld.

17. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

18. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Cost Plus, Inc.

Dated:	By

Barry J. Feld

Dated:
Barry J. Feld